                                                                  Exhibit (b)(2)

                           FIRST AMENDMENT AGREEMENT


       First Amendment Agreement made as of the 22nd day of November, 1996, by and among STERIS CORPORATION, an Ohio corporation ("Borrower"), KEYBANK NATIONAL ASSOCIATION (formerly known as Society National Bank), as Agent ("Agent") and the banking institutions listed on Schedule 1 attached hereto and made a part hereof (the "Banks"):

                WHEREAS, Borrower, Agent and the Banks are parties to a certain credit agreement dated as of May 13, 1996, as it may from time to time be amended, supplemented or otherwise modified, which provides, among other things, for revolving loans and swing loans aggregating not more than One Hundred Twenty-Five Million Dollars, all upon certain terms and conditions (the "Credit Agreement");

       WHEREAS, Borrower, Agent and the Banks desire to amend the Credit Agreement by modifying certain provisions thereof,

       WHEREAS, each term used herein shall be defined in accordance with the Credit Agreement;

       NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein and for other valuable considerations, Borrower, Agent and the Banks agree as follows:

       1. The Credit Agreement is hereby amended by deleting the definition of "Guarantor of Payment" contained in ARTICLE I in its entirety and by inserting in place thereof the following:

       "Guarantor of Payment" shall mean any one of AMSCO, Medical & Environmental Designs, Inc., Ecomed, Inc., American Sterilizer Company, AMSCO Sterile Recoveries, Inc., AMSCO International Sales Corporation, HAS, Inc., AMSCO Europe, Inc., AMSCO Asia Pacific, Inc. and AMSCO Latin America, Inc., which are each executing and delivering a Guaranty of Payment, or any other party which shall deliver a Guaranty of Payment to the Agent subsequent to the Closing Date.

       2. The Credit Agreement is hereby amended by deleting Section 4.2 thereof in its entirety and by inserting in place thereof the following:

       SECTION 4.2 GUARANTIES OF PAYMENT. Each of AMSCO, Medical & Environmental Designs, Inc., Ecomed, Inc., American Sterilizer Company, AMSCO Sterile Recoveries, Inc., AMSCO International Sales Corporation, HAS, Inc., AMSCO Europe, Inc., AMSCO Asia Pacific, Inc. and AMSCO Latin America, Inc. shall have executed and delivered its Guaranty of Payment to the Agent.

       3. The Credit Agreement is hereby amended by deleting Schedule 2 thereof in its entirety and by inserting in place thereof new Schedule 2 in the form of
Schedule 2, attached hereto.

       4. Borrower hereby represents and warrants to the Agent and the Banks that (a) Borrower has the legal power and authority to execute and deliver this First Amendment Agreement; (b) officials executing this First Amendment Agreement have been duly authorized to execute and deliver the same and bind Borrower with respect to the provisions hereof; (c) the execution and delivery hereof by Borrower and the performance and observance by Borrower of the provisions hereof do not violate or conflict with the organizational agreements of Borrower or any law applicable to Borrower or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against Borrower; (d) no Possible Default exists under the Credit Agreement, nor will any occur immediately after the execution and delivery of the First Amendment Agreement or by the performance or observance of any provision hereof, (e) neither Borrower nor any Subsidiary has any claim or offset against, or defense or counterclaim to, any of Borrower's or any Subsidiary's obligations or liabilities under the Credit Agreement or any Related Writing, and Borrower and each Subsidiary hereby waives and releases the Agent and each of the Banks from any and all such claims, offsets, defenses and counterclaims of which Borrower and any Subsidiary is aware, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto, and (f) this First Amendment Agreement constitutes a valid and binding obligation of Borrower in every respect, enforceable in accordance with its terms.

       5. Each reference that is made in the Credit Agreement or any other writing to the Credit Agreement shall hereafter be construed as a reference to the Credit Agreement as amended hereby. Except as herein otherwise specifically provided, all provisions of the Credit Agreement shall remain in full force and effect and be unaffected hereby.

       6. This First Amendment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

       7. The rights and obligations of all parties hereto shall be governed by the laws of the State of Ohio.


Address: 5960 Heisley Road             STERIS CORPORATION
         Mentor, OH 44060

                                       By: /s/ Bill R. Sanford   CEO
                                           -------------------------------------
                                           Bill R. Sanford, Chairman, President,
                                           and Chief Executive Officer

                                       And /s/ Michael A. Keresman, III  CFO
                                           -------------------------------------
                                           Michael A. Keresman, III, Senior Vice
                                           President and Chief Financial Officer



Address:  Key Tower                   KEYBANK NATIONAL ASSOCIATION,
          127 Public Square            individually and as Agent
          Mailcode: OH-01-27-0611
          Cleveland, OH 44114-0611



                                       By: /s/ Thomas A. Crandell
                                           -------------------------------------
                                           Thomas A. Crandell, Assistant Vice
                                           President


                                       2
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Address:   600 Superior Avenue                   BANK ONE, COLUMBUS, NA
           Cleveland, OH 44114-2650
           Attention: N. Ohio Large Corp.
                  Markets Group, #0149
                                               By: /s/ Babette C. Coerdt
                                                   -----------------------------
                                                   Babette C. Coerdt,
                                                   Vice President and
                                                   Group Manager

Address:   611 Woodland Avenue                 NBD BANK
           Detroit, MI 48226
           Attention: Mid-corporate
                  Banking Division
                                               By: /s/ Paul R. DeMelo
                                                   -----------------------------
                                                   Paul R. DeMelo,
                                                   Vice President

Address:   One Cleveland Center                PNC BANK, NATIONAL ASSOCIATION
           1375 E. 9th St., Ste. 1250
           Cleveland, OH 44114
           Attention: Corporate Banking
                                               By: /s/ Bryon A. Pike
                                                   -----------------------------
                                                   Bryon A. Pike, Vice President

Attention: Pittsburgh Branch                   ABN AMRO BANK N.V., PITTSBURGH
           One PPG Place, Ste. 2950                 BRANCH
           Pittsburgh, PA 15222-5400           By: ABN AMRO North America, Inc.,
                                               as agent


                                               By: /s/ Roy D. Hasbrook
                                                   -----------------------------
                                                   Roy D. Hasbrook, Group Vice
                                                   President and Director


                                               And: /s/ Kathyrn C. Toth
                                                   -----------------------------
                                                   Kathyrn C. Toth,
                                                   Vice President

The undersigned each consent to the terms hereof.

                                    AMSCO INTERNATIONAL, INC.
                                    MEDICAL & ENVIRONMENTAL DESIGNS, INC.
                                    ECOMED, INC.
                                    AMERICAN STERILIZER COMPANY
                                    AMSCO STERILE RECOVERIES, INC.
                                    AMSCO INTERNATIONAL SALES CORPORATION
                                    HAS, INC.
                                    AMSCO EUROPE, INC.
                                    AMSCO ASIA PACIFIC, INC.
                                    AMSCO LATIN AMERICA, INC.



                                    By: /s/ Bill R. Sanford
                                        ----------------------------------------
                                        Bill R. Sanford, President of each
                                          of the Companies listed above



                                    And: /s/ Michael A. Keresman, III   CFO
                                        ----------------------------------------
                                        Michael A. Keresman, III, Vice President
                                          and Secretary of each of the Companies
                                          listed above


                                       4
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                                   SCHEDULE 1
                                   ----------


                          KEYBANK NATIONAL ASSOCIATION,

                             BANK ONE, COLUMBUS, NA

                                    NBD BANK

                         PNC BANK, NATIONAL ASSOCIATION

                      ABN AMRO BANK N.V., PITTSBURGH BRANCH

                                   SCHEDULE 2
                                   ----------



                 INDEBTEDNESS OF BORROWER AND ITS SUBSIDIARIES
                          EXISTING ON THE CLOSING DATE



AMSCO's 4.5%/6.5% Step-Up Convertible Subordinated Debentures in the principal amount of $ 100 million due October 15, 2002 (the "Debentures") will be subject to redemption within a certain period after the Effective Date. The Borrower anticipates that the proceeds from the Loans will be used, in part, to pay the redemption price of the Debentures put to the Borrower for redemption.

AMSCO International, Inc. was granted a facility by ABN AMRO Bank N.V. in the maximum principal amount of US $10,000,000, pursuant to which AMSCO subsidiaries may borrow from ABN AMRO Bank N. V. and its affiliates upon the guaranty of AMSCO thereof.

AMSCO International, Inc. has guaranteed the following indebtedness of its subsidiaries:

       AMSCO Finn-Aqua OY's standby letter of credit with ABN AMRO Bank N.V. (London), in the amount of 100,000 pounds-sterling, issued in favor of United Kingdom customs and duties due September 30, 1996;

       Finn-Aqua SA loan from ABN AMRO Bank N.V. (Madrid), in the amount of 65 million Spanish peseta, due November 30, 1995; and

       Finn-Aqua Santa Solo Sohlberg loan from ABN AMRO Bank (Deutschland) AG, in the amount of 10 million deutschemarks, due November 30, 1996.

AMSCO International, Inc. also has a standby letter of credit from ABN AMRO Bank N.V., in the amount of $11.5 million issued to Liberty Mutual Life Insurance Co., due April 30, 1997 with a rollover provision if notice is not provided.

American Sterilizer Company has the following leases of capital equipment with outstanding balances:

                                               BALANCE DUE
        CAPITAL LEASE                          @ 3/31/96
                                               ---------
        CAD Equip. Sch. #02                     15,357.74
        Fifth Third

        CAD Equip. Sch. #15                     12,275.62
        Fed. Data Corp.

        ASPECT CALL SYSTEM Fed.                140,221.47
        Data. Corp.                            ----------
                                               167,854.83
                                               ==========